Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (the Agreement) is made and entered into by and between Array BioPharma Inc. (Array) and Curtis Oltmans (Employee, and collectively with Array, the Parties).

I. RECITALS

WHEREAS, Array and Employee are parties to an Employment Agreement dated August 15, 2017

WHEREAS, Employee has resigned his employment as Executive Vice President, General Counsel and Secretary of Array, and has resigned from any and all other employment, officer or director positions that Employee may have held at Array or its subsidiaries, in each case effective as of the Separation Date (as defined below);

WHEREAS, Array desires to provide for the payment of certain amounts to Employee in consideration for the releases and other covenants contained herein;

WHEREAS, the parties wish to make the separation amicable but conclusive on the terms and conditions set forth herein;

WHEREAS, the mutual considerations expressed herein are deemed by each party sufficient for their respective promises and covenants; and

WHEREAS, Employee accepts the benefits of this Agreement with the acknowledgment that by its terms he has been fully and satisfactorily compensated.

II. COVENANTS

THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, it is hereby agreed by and between the Parties as follows:

1. TERMINATION OF EMPLOYMENT. As of March 19, 2019 (Separation Date) Employee’s employment as Executive Vice President, General Counsel and Secretary of Array, and any and all other employment, officer or director positions that Employee may have held at Array or its subsidiaries, shall cease.
2. ACKNOWLEDGEMENT AND SEVERANCE PAYMENT. Except as provided for herein, Employee acknowledges and agrees that as of the Separation Date he has been paid all wages and all other compensation, benefits and amounts that he has earned, or to which he otherwise was entitled, in connection with his employment with Array and any other employment positions or director positions that Employee may have held at Array or its subsidiaries. Provided that Employee signs and does not revoke this Agreement and continues to remain in compliance with its terms and with the terms of the Confidentiality and Inventions Agreement effective as of Employee’s first day of employment and the Noncompete Agreement dated August 22, 2018, each between Employee and Array, (i) Array will pay Employee severance equal to (a) one year of Employee’s current base salary of $412,000.00 plus (b) the lesser of $29,150.40 or the actual amount required to cover COBRA premiums or other comparable health coverage premiums (provided that Employee provides documentation of the amount of such other health coverage premiums) intended to allow Employee to maintain health coverage for twelve months (plus an amount equal to Employee’s personal income taxes payable as a result of such payment), in each case less appropriate deductions and withholdings; and (ii) any options or restricted stock units that are unvested as of the Separation Date and would have vested in calendar year 2019 shall vest and be exercisable in full as of the Separation Date, subject to compliance with the restrictions set forth in Array’s Policy on Insider Trading and Compliance. The amount payable pursuant to clause (i)(a) above shall be paid in equal bi-monthly installments in accordance with Array’s standard payroll schedule, commencing on the first payroll period following the Effective Date (as defined below) for a period of twelve months, and the amount payable pursuant to clause (i)(b) above shall be paid in the form of a lump sum payment included in the Employee’s paycheck for the pay period ending

March 29, 2019. Employee shall also be entitled to receive as severance the bonus target for Employee under Array’s 2019 Performance Bonus Program (the 2019 Bonus), in cash, $164,800.00.

3. EXPENSE REIMBURSEMENTS. Employee agrees he has submitted his final documented expense reimbursement statement reflecting all business expenses he has incurred through the Separation Date, if any, for which he seeks reimbursement. Array will reimburse Employee for these expenses pursuant to its regular business practice.
4. OTHER COMPENSATION. Except as expressly provided herein, Employee acknowledges and agrees that he will not receive (nor is he entitled to receive) any additional consideration, payments, reimbursements, incentive payments, stock, equity interests, acceleration of vesting or benefits of any kind with the exception of any vested right Employee may have under the express terms of a written ERISA-qualified benefit plan. Employee also acknowledges and agrees that neither this Agreement, nor any other agreement or understanding with Array, creates any obligation on the part of Array to repurchase any shares of Array stock owned by Employee at any time.
5. DENIAL OF LIABILITY. The parties acknowledge that any payment by Array and any release by Employee pursuant to this Agreement are made to facilitate the amicable employment transition of Employee; that in making any such payment or release, Array and Employee in no way admit any liability to each other; and that the parties expressly deny any such liability.
6. NONDISPARAGEMENT. Employee and Array agree that neither Party will at any time disparage the other to third parties in any manner likely to be harmful to the other Party, their business reputation, or the personal or business reputation of Array’s directors, shareholders and/or employees. Notwithstanding the prohibition in the preceding sentence, each Party shall respond accurately and fully to any question, inquiry, or request for information when required by legal process.
7. ARRAY PROPERTY. On or prior to the Separation Date, Employee shall return to Array all Array documents (and all copies thereof) and any and all other Array property in his possession, custody or control, including, but not limited to, financial information, customer or collaborator information or lists, employee or consultant information or lists, clinical or research notes, development plans, Array files, notes, cellular telephones, tablets, laptops or other tangible property of Array (unless otherwise agreed to by Array), contracts, drawings, records, business plans and forecasts, computer-recorded information, software, credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential material of Array (and all reproductions thereof). If Employee has used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Array confidential or proprietary data, materials or information, Employee agrees to permanently delete and expunge such Array confidential or proprietary information from those systems on or prior to the Separation Date.

8. NONSOLICITATION; NONDISCLOSURE OF PROPRIETARY INFORMATION; NONCOMPETITION. Employee acknowledges and agrees that this Agreement does not alter or supersede, and Employee acknowledges and affirms his continuing obligations under, the provisions of the Confidentiality and Inventions Agreement and the Noncompete Agreement between Employee and Array, which agreements and obligations shall survive termination of Employee’s employment.
9. RELEASE OF CLAIMS BY EMPLOYEE. For the consideration set forth in this Agreement and the mutual covenants of Array and Employee, Employee hereby releases, acquits and forever discharges Array, its affiliated corporations and entities, its and their officers, directors, agents, representatives, servants, attorneys, employees, shareholders, successors and assigns of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Employee’s employment with Array or the conclusion of that employment; claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in Array or vesting of stock, stock options or other ownership or equity interests; vacation pay, personal time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal

Civil Rights Act of 1964, as amended; attorney’s fees, costs, or any other expenses under Title VII of the Civil Rights Act of 1964, as amended; the Employment Retirement Income Security Act; the federal Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Age Discrimination in Employment Act; the Colorado Discrimination and Unfair Employment Act; Employee Retirement Income Security Act; the Age Discrimination in Employment Act (ADEA), as amended; tort law; wrongful discharge; discrimination; harassment; fraud; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing. Employee agrees that in the event he brings a claim or charge covered by this release or does not dismiss and withdraw any claim covered by this release, in which he seeks damages or any other relief against Array or in the event he seeks to recover against Array in any claim brought by a governmental agency on his behalf, this Agreement shall serve as a complete defense to such claims or charges. By this provision, Employee does not waive any right he has to assert claims in the future based upon any act or omission committed by Array after the Effective Date of this Agreement. Notwithstanding the foregoing, nothing in this Agreement is intended to, or will, modify or supersede any insurance (including but not limited to directors and officers insurance) or indemnity obligations otherwise applicable to Employee, which shall continue to apply to Employee in accordance with the terms thereof.

10. RELEASE OF CLAIMS BY ARRAY. Except as otherwise set forth in this Agreement, Array hereby releases, acquits, and forever discharges Employee, his heirs, assigns, beneficiaries, spouses, personal representatives, executors, agents, and attorneys, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, arising from or related to the performance and discharge of Employee’s duties while employed by Array, excepting only: (a) claims based upon the conversion or misappropriation of Array’s property; (b) claims based upon fraud committed by Employee; and (c) willfully unlawfully or dishonest conduct; which are neither known nor reasonably discoverable as of the Effective Date. Array represents that it is currently unaware of any claims that it may assert against Employee, and it has no present intention to assert any such claim. By this provision, Array does not waive any right it has to assert claims in the future based upon any act or omission committed by Employee after the Effective Date of this Agreement.
11. ADMINISTRATIVE MATTERS. Employee covenants that following the Effective Date he will not take any action, or encourage any other person to take any action, calculated or likely to result in the initiation or an inquiry, investigation or other action concerning Array by any federal, state or local governmental body or agency, and that were he to do so he would commit a material breach and default under this Agreement, for which Array would be entitled to return of all sums paid to Employee under this Agreement and, in addition, all remedies available to Array pursuant to applicable law, including specific performance of this covenant.
12. COVENANT OF COOPERATION IN LITIGATION. Employee acknowledges that because of his position with Array, he may possess information that may be relevant to or discoverable in litigation in which Array is involved or may in the future be involved. Employee agrees that he shall testify truthfully in connection with any such litigation, shall cooperate with Array in connection with such litigation, and that his duty of cooperation shall include an obligation use reasonable efforts to meet with Array representatives and/or counsel concerning such litigation for such purposes, and at such times and places, as Array deems reasonably necessary, in its sole discretion, and to appear for deposition upon Array's request and without a subpoena. Employee shall not be entitled to any compensation in connection with his duty of cooperation, except that Array will reimburse Employee for reasonable out-of-pocket expenses that he incurs in honoring his obligation of cooperation.
13. ACKNOWLEDGMENT OF RIGHTS UNDER THE OLDER WORKER'S BENEFITS PROTECTION ACT; RIGHT TO RESCIND.

(a) Employee agrees and acknowledges that he: (i) understands the language used in this Agreement and the Agreement's legal effect; (ii) understands that by signing this Agreement he is giving up the right to sue Array for age discrimination; (iii) will receive compensation under this Agreement to which he would not have been entitled without signing this Agreement; (iv) has been advised by Array to consult with an attorney and tax advisor before signing this Agreement; and (v) was given no less than twenty-one (21) days to consider whether to sign this Agreement.

(b) For a period of seven (7) days after the date Employee signs this Agreement, Employee may, in his sole discretion, rescind this Agreement, by delivering a written notice of rescission to Array. If Employee rescinds this Agreement within seven (7) calendar days after the date Employee signs this Agreement, this Agreement shall be void, Array will have no obligation to pay Employee any severance, or to accelerate the vesting of any options or restricted stock units held by Employee, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement. If Employee does not rescind this Agreement within seven (7) calendar days after the date it is signed by Employee, this Agreement shall become final and binding and shall be irrevocable on the eighth (8th) day after the date on which Employee executes it (the Effective Date).

14. CONFIDENTIALITY. The provisions of this Agreement shall be held in strictest confidence by Employee and Array and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Employee may disclose this Agreement to his immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) Array may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, Employee agrees not to disclose the existence or terms of this Agreement to any current or former Array employees, consultants, or independent contractors.
15. VOLUNTARY AND KNOWINGLY. Employee acknowledges that in executing this Agreement, he has reviewed it and understands its terms and has had an opportunity and was advised to seek guidance from counsel of his own choosing, and was fully advised of his rights under law, and acted knowingly and voluntarily.
16. DUTY TO EFFECTUATE. The parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.
17. ENTIRE AGREEMENT. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Employee and Array with regard to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in writing signed by Employee and the Chief Executive Officer of Array.
18. SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and inure to the benefit of each party, its heirs, successors and any assign of Array.

19. APPLICABLE LAW. The parties agree and intend that this Agreement be construed and enforced in accordance with the laws of the State of Colorado, without regard to the choice of law rules therein.
20. FORUM. Any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in a forum located within the State of Colorado. No such action may be brought in any forum outside the State of Colorado. Any action brought in contravention of this paragraph by one party is subject to dismissal at any time and at any stage of the proceedings by the other, and no action taken by the other in defending, counterclaiming, or appealing shall be construed as a waiver of this right to immediate dismissal. A party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorney’s fees incurred in successfully dismissing the action or successfully transferring the action to a forum located within the State of Colorado.

21. 409A COMPLIANCE. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated hereunder (the Code). Compensation payments under this Agreement are intended to be made within the short-term deferral exception under Treas. Reg. section 1.409A-1(b)(4), and the separation pay exception under Treas. Reg. section 1.409A-1(b)(9)(iii) to the extent possible. For purposes of section 409A of the Code, all payments to be made upon termination of employment under this Agreement may only be made upon Employee’s separation from service within the meaning of such term under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

In no event shall Employee, directly or indirectly, designate the calendar year of payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
22. EXPIRATION. If Employee wishes to accept the offer set forth in this Agreement Employee must sign and return this Agreement to Array on or before the twenty-second (22nd) day after the date Array signs this Agreement.
23. ENFORCE ACCORDING TO TERMS; SEVERABILITY. The parties intend this Agreement to be enforced according to its terms. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. Any ambiguity in this Agreement shall not be construed against the party that drafted this Agreement.

24. ATTORNEY’S FEES. The prevailing party in an action to enforce the terms of this Agreement shall be entitled to its reasonable costs, expenses, and attorney’s fees.
25. SECTION HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have duly authorized and caused this Agreement to be executed as follows:

Employee Curtis Oltmans /s/ CURTIS OLTMANS	Array BioPharma Inc. By: Ron Squarer, Chief Executive Officer /s/ RON SQUARER
Date: March 19, 2019	Date: March 19, 2019